UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-13337

Date of Report: March 22, 2007

ADVANCED BATTERY TECHNOLOGIES, INC. (Exact name of registrant as specified in its charter)

Delaware	22-2497491
(State or Other Jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. No.)

21 West 39th Street, Suite 2A New York, NY	10018
(Address of Principal Executive Offices)

212-391-2752

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Election of Director

On March 22, 2007 the Board of Directors of Advanced Battery Technologies, Inc. voted to increase the number of directors to ten.  To fill the vacancies, the Board elected Yulin Hao, Ning Li, Shaoqiu Xia and Shiyan Yang to serve as members of the Board.  Information about the four new directors follows:

Yulin Hao.  Since 2002 Mr. Hao has been employed as Vice General Manager by the Heilongjiang Jinli Accounting Firm, a firm of accountants in China’s Heilongjiang province.  From 1998 to 2002 Mr. Hao was employed by the East Asian Energy Transportation Company as General Manager, with responsibilities for capital management.  From 1994 until 1997 Mr. Hao was employed as Vice President by the Guotai Securities Corporation.  In 1964 Mr. Hao was awarded a Certificate in finance by the Heilongjiang Finance College.  He is 62 years old.

Ning Li.  Since 1990 Doctor Li has been employed as a Professor by the Harbin Industrial University, where she engages in teaching and research.  In 1990 she was awarded a Doctoral Degree in Science by the Harbin Industrial University.  Doctor Li is 53 years old.

Shaoqiu Xia.  Since 1993 Mr. Xia has been employed as Deputy Secretary in the Government of the City of Harbin, China.  During the eight years immediately preceding his entry into government service, Mr. Xia was employed as President of Harbin Electrical and Mechanical Production Company.  Mr. Xia was awarded a Bachelors Degree in Science in 1967 by the Shenyang Industrial University.  He is 60 years old.

Shiyan Yang.  Since 1998 Doctor Yang has been employed as a Professor by the Harbin Industrial University, where he engages in teaching and research.  In 1998 he was awarded a Doctoral Degree in Science by the Harbin Industrial University.  Doctor Yang is 44 years old.

Each of the new directors will serve on both the Audit Committee of the Board and the Compensation Committee of the Board.  Each has agreed to act diligently to maintain his status as an independent director.

Advanced Battery Technologies has agreed that it will issue to each of the new directors, upon commencement of his service and on each anniversary of his commencement date, common shares with a market value equal to 10,000 Renminbi (approximately $1,282).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED BATTERY TECHNOLOGIES, INC.

Dated: April 10, 2007

By:/s/ Fu Zhiguo

     Fu Zhiguo, Chief Executive Officer